Exhibit 99.2

FOR IMMEDIATE RELEASE

Idenix Pharmaceuticals’ Contacts:
Media: Teri Dahlman (617) 995-9905
Investors: Amy Sullivan (617) 995-9838

IDENIX PHARMACEUTICALS PRICES UNDERWRITTEN OFFERING OF COMMON STOCK

Cambridge, MA – August 5, 2009 - Idenix Pharmaceuticals, Inc. (NASDAQ: IDIX), a biopharmaceutical company engaged in the discovery and development of drugs for the treatment of human viral diseases, today announced the pricing of an underwritten offering of 7,248,936 shares of its common stock at a price of $3.14 per share. After underwriting discounts and commissions and estimated offering expenses, the company expects to receive net proceeds of approximately $21.2 million. All of the shares are being sold by Idenix. The offering is expected to close on August 10, 2009, subject to customary closing conditions.

The shares will be issued pursuant to a shelf registration statement on Form S-3 previously filed with and declared effective by the Securities and Exchange Commission. Idenix also will file with the Securities and Exchange Commission a prospectus supplement with respect to the offering. Leerink Swann LLC is acting as sole book-running manager for the offering.

This announcement shall not constitute an offer to sell or the solicitation of an offer to buy any securities of Idenix, nor shall there be any sale of securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction. Copies of the prospectus supplement and accompanying prospectus  may be obtained, when available, from Leerink Swann LLC, Attention: Syndicate Department, One Federal Street, 37th Floor, Boston, MA  02110 or by calling toll free, at 1-800-808-7525, Ext. 4814.

About Idenix
Idenix Pharmaceuticals, Inc., headquartered in Cambridge, Massachusetts, is a biopharmaceutical company engaged in the discovery and development of drugs for the treatment of human viral diseases. Idenix's current focus is on the treatment of hepatitis C virus.

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